November 27, 2007

Mr. Ira Bodenstein, Esq.

Receiver for the Estate of Efoora, Inc.

Shaw Gussis Fishman Glantz Wolfson and Towbin LLC

321 N. Clark Street

Suite 800

Chicago, IL 60610

RE: OFFER LEITER OF INTENT TO ACQUIRE THE STOCK OF

PRION DEVELOPMENTAL LABORATORIES, INC.

By this Letter of Intent ("LOI" or "Agreement"), Abviva, Inc., formerly known as

Genesis Bioventures, Inc. ("Abviva" or the "Buyer") submits for the consideration of 1m

Bodenstein, as Receiver for Efoora, Inc. ("Receiver") a proposal relating to the transfer of the shares of Prion Developmental Laboratories, Inc ("PDL" or the "Business") owned by Efoora, Inc. and under the control of the Receiver. The proposal set forth herein is suhject to the entry into a mutually agreeable Stock Purchase Agreement ("SPA") the terms of which are set forth below, to be signed by Abviva and the Receiver and which is subject to the approval of the board of directors of Abviva and the U.S. District Court to the Northern District of Illinois.

1. Purchase of Stock and Covenants Not To Compete. The Receiver as a

result of the entry of the Order Appointing Receiver entered by the United States District

Court for the Northern District of Illinois on July 12, 2007, in case No. 06- CV 3526,

controls approximately 56% of the issued and outstanding common stock of PDL owned by Efoom. Abviva owns approximately 33% of the issued and outstanding common stock of Efoora. The Receiver will sell to Abviva the shares of common stock or PDL owned by Efoora under his control, and grant to Abviva a covenant not to compete in exchange for the consideration set forth in Item I of the "Major Components of Offer".

attached hereto. In addition, the Receiver will use his best efforts to transfer to Abviva the remaining stock of PDL owned by certain minority owners listed on Exhibit 1 attached hereto. In the event the Receiver can neither transfer nor cancel the PDL shares owned by minority shareholders, the SPA will contain a formula to adjust the purchase price on a proportional basis. The final figures will depend upon further clarification and investigation of the items listed in the Appendix hereto, as well as the results of Abviva due diligence review.

2. Definitive Agreement. As promptly as possible after the execution of this

Letter of Intent, the parties will work in good faith toward the preparation and execution of a definitive SPA containing such terms and provisions as may be mutually agreed to in writing by the parties and approved by the U.S. District Court for the Northern District of

U1inois, including without limitation the following:

a. Representations and warranties relating to PDL' s structure, organization, business operation, financial condition, title, liabilities, limited solely to the knowledge and belief of the Receiver.

b. Usual and customary conditions precedent to closing, including without limitation the approval of the transaction by Abviva (which approval shall he at the sole discretion of Abviva); and, the absence of any litigation or other proceedings, ending or threatened, in which any injunction or other relief may be sought against either party relating to this transaction.

c. The entry of an order of the U.S. District Court for the Northern District of Illinois approving the sale, free and clear of all liens,  claims and encumbrances and providing that any and all claims of shareholders of Efoora attach to the sale proceeds. This proposal, including the "Major Components of Offer" attached hereto, reflects certain material business terms which are intended to be embodied in the SPA; it is understood that the SPA will contain many other terms and conditions, all of which will have to be negotiated and agreed to in writing before neither party will have any obligation or commitment to consummate the proposed transaction.

3. Preservation of Business. Between the date of Abviva's execution of this Letter of Intent and the closing date under the Agreement or the termination date as hereinafter set forth, the Receiver will not interfere with the efforts of Abviva to preserve the business organization of PDL intact and to preserve the goodwill of PDL's suppliers, clients and others having business relationships with PDL and to operate its Business in the ordinary course, consistent with past practices.

4, Access. Immediately upon Abviva's execution of this LOI, the Receiver shall provide Abviva and its representatives complete access to all records and agreements of PDL under his control for the purposes of making such investigation of the business as Abviva shall deem necessary; provided, however, that:

a. any and all papers and documents delivered to Abviva by the Receiver intended by the Receiver to be confidential and marked as confidential, and any copies thereof: (i) shall be deemed to be confidential; (ii) shall be used solely for the purpose of evaluating this transaction; (iii) shall not be disclosed to any third party unless this transaction is consummated or such information is or becomes publicly available through no fault of Ahviva. In the event that this transaction does not take place, all original documents shall be returned by Abviva to the Receiver upon his written request if such request is made within thirty (30) days of either event described below in paragraph 8: otherwise, Abviva may dispose of any such original documents in the normal course of Abviva's business; provided, however, Abviva shall not be required to provide the Receiver with copies of any internally generated documents. For purposes of this paragraph, the Receiver and Abviva shall include their respective affiliates, subsidiaries, agents, officers, directors, employees, shareholders, consultants and representatives.

5. Costs and Expenses.  Whether or not this proposed transaction is consummated, each party shall bear its own costs and expenses.  The Receiver’s execution of this Letter of Intent will constitute his representation to Abviva that he will not cause PDL to incur any liability in connection with the consummation of the transactions contemplated by this Letter of Intent to any third party with whom PDL or PDL’s agents have had discussions regarding the disposition of PDL’s business.

6. Publicity.  The parties agree to keep the proposed transaction confidential until mutual agreement is reached in writing regarding publicity or until official notice is required to notify existing PDL creditors or otherwise required by law ( and as to the latter the parties will make reasonable efforts to consult with each other).

7. Standstill.  Immediately after execution of this Letter of Intent, the parties will enter into good faith negotiations for an SPA in accordance with this Letter of Intent.  From the date of the Receivers execution of this letter of Intent, the Receiver, on behalf of itself and each of his agents, employees, consultants and representatives, agrees not to solicit, encourage, or negotiate with any other person with respect to the sale of its PDL shares so long as it is engaged in discussions or negotiations with Abviva.  Without limiting the foregoing, if at any time after the execution of this Letter of Intent, the Receiver or any of his agents employees, consultants, or representatives is contacted any third party concerning the sale of the business, the Receiver will promptly inform Abviva of the nature of the contact and the parties thereto.

8. Legal Effect and Termination.  Except as otherwise provided in the next sentence, unless and until the SPA is finalized, approved by Abviva (including, if necessary, approval of the board of directors of each corporation) and duly executed and delivered by Abviva and the Receiver, neither party shall have any legally binding obligation to the other (whether under this Letter of Intent or otherwise), including without limitation a legal duty to continue negotiations to reach such a definitive SPA, and wither party may discontinue negotiations at any time for any reason whatsoever.  Therefore, except for paragraphs 4, 5 and 6 hereof, which are legally binding and shall survive termination hereof, this Letter of Intent is not a legally binding document and shall be null and void and of no futher force and effect and neither party shall have any further obligations hereunder if:

a.

either party provides the other with written notification by certified mail of its abandonment of the proposed transaction; or

b.

the SPA referred to herein si not executed on or before December 31, 2007.

This Letter of Intent supersedes any and all prior agreements and understandings, oral or written, between the parties hereto regarding the subject matter hereof and shall not be modified except in a writing signed by the parties hereto.

Enclosed are duplicate originals of this Letter of Intent.  IF the Receiver agrees that the above correctly expresses the understanding between the Receiver and Abviva, please indicate the Receiver’s acceptance of this Letter of Intent with the signature of the receiver in the space provided below and return one signed original by December 3, 2007 to Douglas C lave at Abviva.

Very truly yours,

Douglas C. Lane

Abviva, Inc.

AGREED and ACCEPTED

By: ___________________

Title: _________________

Date: _________________